                                                                    EXHIBIT 12.1

                             WEBLINK WIRELESS, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                       YEAR ENDED      YEAR ENDED      YEAR ENDED      YEAR ENDED      YEAR ENDED
                                      DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                         1995             1996            1997           1998(1)          1999
                                      ------------    ------------    ------------    ------------    ------------
Earnings:
  Net loss ........................   $    (53,113)   $    (48,598)   $    (43,887)   $    (59,316)   $    (99,867)
  Add: Amount of previously
     capitalized interest
     amortized ....................             --              --              --             252           2,288
  Add: Fixed charges ..............         30,720          35,041          38,499          43,798          65,310
                                      ------------    ------------    ------------    ------------    ------------
  Adjusted earnings ...............        (22,393)        (13,557)         (5,388)        (15,266)        (32,269)

Fixed charges:
  Interest in indebtedness ........         28,383          32,368          36,672          52,645          63,452
  Amortization of debt issuance
     costs ........................          1,052           2,143             844           1,172           1,291
  Interest portion of rental and
     lease expense ................          1,285             530             983           1,428             567
                                      ------------    ------------    ------------    ------------    ------------
  Fixed charges ...................         30,720          35,041          38,499          55,245          65,310

Deficiency of earnings available
  to cover fixed charges ..........   $    (53,113)   $    (48,598)   $    (43,887)   $    (70,511)   $    (97,579)
                                      ============    ============    ============    ============    ============

Earnings to fixed charges ratio ...             --              --              --              --              --


                                      THREE MONTHS     NINE MONTHS
                                         ENDED           ENDED
                                        SEPT. 30,       SEPT. 30,
                                          2000            2000
                                      ------------    ------------
Earnings:
  Net loss ........................   $    (30,960)   $    (76,165)
  Add: Amount of previously
     capitalized interest
     amortized ....................            572           1,716
  Add: Fixed charges ..............         16,075          48,968
                                      ------------    ------------
  Adjusted earnings ...............        (14,313)        (25,481)

Fixed charges:
  Interest in indebtedness ........         15,622          47,348
  Amortization of debt issuance
     costs ........................            487           1,504
  Interest portion of rental and
     lease expense ................            (34)            116
                                      ------------    ------------
  Fixed charges ...................         16,075          48,968

Deficiency of earnings available
  to cover fixed charges ..........   $    (30,388)   $    (74,449)
                                      ============    ============

Earnings to fixed charges ratio ...             --              --

(1) The fixed charge adjustment to earnings excludes $11.4 million of capitalized interest.